The Board of Directors

Saevik Supply ASA

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this report of Form S-4 of our report dated March 6, 1997, with respect to the consolidated balance sheet of Saevik Supply ASA and subsidiaries as of December 31, 1996 and the related statements of earnings and cash flows for the year then ended, appearing in the Form S-3 (File No. 333-39597) of Trico Marine Services, Inc.

We consent to the reference to our firm under the captions "Experts".

Aalesund, Norway

September 18, 1998

KPMG as

/s/ Gerd Leira
Gerd Leira
State Authorized Public Accountant (Norway)